Exhibit 99.1

Contact:	Liz Werner (Investment Community)
(O): (212) 770-7074

Jim Ankner (News Media)
(O): (212) 770-3277
(C): (917) 882-7677

AIG REPORTS THIRD QUARTER 2012 NET INCOME OF $1.9 BILLION

•	After-Tax Operating Income of $1.6 billion, $1.00 per diluted share

•	Growth in Insurance Operating Income of 87% to $1.6 billion

•	Book value per share, excluding AOCI, of $61.49, a 10% sequential increase

•	Completed $8 billion in share repurchases, $13 billion year-to-date

NEW YORK, November 1, 2012 – American International Group, Inc. (NYSE: AIG) today reported net income attributable to AIG of $1.9 billion and after-tax operating income of $1.6 billion for the quarter ended September 30, 2012, compared to a net loss attributable to AIG of $4.0 billion and an after-tax operating loss of $3.0 billion for the third quarter of 2011. Diluted earnings per share and after-tax operating income per share were $1.13 and $1.00, respectively, for the third quarter of 2012, compared with a diluted loss per share and an after-tax operating loss per share of $2.10 and $1.58, respectively, for the third quarter of 2011.

“AIG again posted a solid quarter, reflecting the continued strength of our core insurance operations and strong investment returns,” said Robert H. Benmosche, AIG President and Chief Executive Officer. “We are seeing continued momentum, and we’re building for the future by creating a more streamlined, efficient, and nimble company.

“Over the past week, our priorities have been to assist our customers affected by Hurricane Sandy and to safeguard our employees. It is too early to provide an estimate of the financial impact of the storm. At this time, AIG offices in lower Manhattan, including our corporate headquarters, are without power and our business continuity plans have enabled us to continue to serve our customers and operate nearly without interruption. I commend our employees in the path of the storm for their perseverance and commitment to AIG and our customers.

“During the third quarter, our global property casualty operations benefited from improving pricing trends, continued implementation of strategic initiatives, and positive marks on recently acquired structured securities, while making strategic investments to increase efficiencies. Our domestic life and retirement operations delivered a solid quarter and also benefited from positive marks on higher yielding investments, as well as positive alternative investment returns. Mortgage Guaranty and Aircraft Leasing each posted profits, and have solidified their positions as leaders in their respective industries.

“On November 11, our core insurance segments will assume the AIG brand, marking not just an extraordinary comeback, but also the enduring support and confidence of so many of our clients and distribution partners over the last several years. During the quarter, we achieved the important milestone of making America whole on the $182 billion support provided to AIG during the crisis, plus a combined positive return to the American taxpayers of more than $15 billion to date. Underscoring our financial strength and liquidity, AIG has repurchased approximately $13 billion of common stock year-to-date.”

180 Maiden Lane — New York, NY 10038

Mr. Benmosche concluded, “Four years after the financial crisis, the people of AIG have completed a remarkable turnaround of this company, one in which we all take deep pride. Our employees, and so many of our partners in government and the industry, always understood the importance of fully repaying America, and we thank this great country for the opportunity to accomplish what many thought impossible.”

Liquidity, Capital Management, and Other Significant Developments

•	AIG shareholders’ equity totaled $101.7 billion at September 30, 2012.

•

During the third quarter of 2012, the U.S. Department of the Treasury (Treasury) completed two registered public offerings of AIG common stock for proceeds of approximately $26.5 billion, including approximately $8.0 billion purchased by AIG, reducing Treasury’s remaining investment in AIG to approximately 234.2 million shares of common stock, or approximately 15.9 percent of outstanding shares.

•

In September 2012, AIG sold approximately 600 million ordinary shares of AIA Group Limited (AIA) by means of a placement to certain institutional investors, for gross proceeds of approximately $2.0 billion.

•	Dividends and note repayments received from insurance operations totaled $75 million in the third quarter of 2012, with an additional $1.25 billion received during October 2012.

•	AIG Parent liquidity sources amounted to approximately $11.6 billion at September 30, 2012.

•

On October 5, 2012, AIG entered into an amended and restated 4-year syndicated credit facility which provides for $4.0 billion of revolving loans (increased from $3.0 billion in the previous facility), and which includes a $2.0 billion letter of credit sublimit.

COMPONENTS OF AFTER-TAX OPERATING INCOME (LOSS)

	Third Quarter
($ in millions)	2012	2011
Insurance Operations
AIG Property Casualty	$786	$492
AIG Life and Retirement	826	471
Mortgage Guaranty (reported in Other)	3	(98)

Total Insurance Operations	1,615	865

Aircraft Leasing	39	(1,317)
Direct Investment book	428	119
Global Capital Markets	190	(174)
Change in fair value of AIA (including realized gains in 2012)	527	(2,315)
Change in fair value of ML III	330	(931)
Interest expense	(416)	(406)
Corporate expenses and eliminations	(166)	(648)

Pre-tax operating income (loss)	2,547	(4,807)

Income tax (expense) / benefit	(901)	1,975
Noncontrolling interest—Treasury	—	(145)
Other noncontrolling interest	(5)	(19)

After-tax operating income (loss) attributable to AIG	$1,641	($2,996)

AIG PROPERTY CASUALTY

AIG Property Casualty reported operating income of $786 million in the third quarter of 2012, compared to $492 million in the third quarter of 2011, reflecting lower catastrophe losses, higher net investment income due to positive marks on recently acquired structured securities, and underwriting improvements. AIG Property Casualty continued optimizing its mix of business through focused risk selection, while benefiting from improving pricing trends. As part of its focus on capital efficiency, AIG Property Casualty paid AIG $75 million in cash dividends in the third quarter 2012 and paid an additional $800 million of cash dividends in October 2012.

The third quarter 2012 combined ratio was 105.0, compared to 105.9 in the third quarter of 2011. Third quarter 2012 results included catastrophe losses of $261 million and net prior year adverse development of $145 million. The accident year loss ratio, as adjusted, improved to 66.5 from 68.4 in the third quarter of 2011 driven by a shift to higher value business and price increases. The third quarter 2012 expense ratio was 33.6, a 3.3 point increase over the third quarter of 2011. Higher acquisition costs from changes in business mix and a greater focus on direct marketing contributed approximately 2.5 points to the expense ratio increase. The remaining increase was primarily attributable to continued strategic investments in systems and talent, which AIG expects to yield greater efficiencies in the future.

Third quarter 2012 net premiums written of $8.7 billion increased 0.6 percent compared to the third quarter of 2011, or 2.4 percent, excluding the effect of foreign currency exchange rates. Commercial Insurance premiums in original currencies decreased 0.2 percent compared to the third quarter of 2011 due to initiatives to improve risk selection, particularly in U.S. casualty. The continued restructuring of loss-sensitive business to improve capital efficiency contributed 0.7 points to the decline in Commercial Insurance net premiums written. Growth in higher value business and in growth economy nations partially offset the impact of these initiatives. Consumer Insurance premiums in original currencies increased 6.2 percent compared to the third quarter of 2011, driven by growth across its major lines of business. Consumer Insurance continued to emphasize direct marketing as part of its multiple distribution channel capabilities.

Commercial Insurance reported third quarter 2012 operating income of $321 million and a combined ratio of 107.1, compared to operating income of $405 million and a combined ratio of 107.2 in the third quarter of 2011. The accident year loss ratio, as adjusted, improved to 71.7 from 74.2 in the third quarter of 2011 due to the shift to higher value business and price increases. The third quarter 2012 expense ratio was 27.8, a 3.5 point increase over the third quarter of 2011. Higher acquisition costs primarily from changes in Commercial Insurance’s business mix contributed 2.6 points to the expense ratio increase. The remaining increase was largely related to higher bad debt expense and strategic investments in talent.

Consumer Insurance reported third quarter 2012 operating income of $152 million and a combined ratio of 98.8, compared to operating income of $21 million and a combined ratio of 102.0 in the third quarter of 2011. The accident year loss ratio, as adjusted, improved to 57.7 from 58.9 in the third quarter of 2011 due to the shift to higher value business and price increases. The third quarter 2012 expense ratio was 40.5, a 1.8 point increase over the third quarter of 2011. The increase in the expense ratio was primarily attributable to higher acquisition costs due to changes in Consumer Insurance’s business mix and increased investments in direct marketing.

AIG LIFE AND RETIREMENT

AIG Life and Retirement reported operating income of $826 million in the third quarter of 2012, compared to $471 million in the third quarter of 2011. Third quarter 2012 results were positively impacted by higher net investment income, positive equity market performance, and continued disciplined management of interest crediting rates. Partially offsetting these improvements were an $11 million regulatory assessment and a $55 million increase to policy holder benefit reserves in conjunction with a resolution of multi-state examinations relating to the handling of unclaimed property and the use of the Social Security Administration’s Death Master File to identify death claims that have not been submitted to the company in the normal course of business, and a $110 million reserve increase related to a run-off block of guaranteed investment contracts. Operating income for the third quarter of 2012 was also impacted by a $20 million restructuring charge related to the planned consolidation of certain AIG Life and Retirement’s regulated insurance companies and its life operations and administrative systems, which are expected to result in an improved service delivery model and a more efficient operating platform.

Net investment income in the third quarter of 2012 was $2.6 billion, a $302 million increase from the third quarter of 2011. The third quarter 2012 base investment yield was 5.38 percent, compared to 5.49 percent in the third quarter of 2011, reflecting lower yields on new purchases due to lower interest rates, credit spread tightening, and higher credit quality of purchases in the third quarter of 2012. These declines in base investment yield were more than offset by lower interest crediting rates, which resulted in improved base net investment spreads for group retirement products and individual fixed annuities, as compared to the third quarter of 2011. Additionally, base investment yield in the third quarter of 2012 declined compared to 5.50 percent in the second quarter of 2012, reflecting lower accretion income on credit impaired structured securities, lower income on certain equity method investments, and lower yields on new purchases as described above.

Premiums, deposits, and other considerations totaled $4.8 billion in the third quarter of 2012 compared to $5.9 billion in the third quarter of 2011, principally due to a decline in individual fixed annuity and group retirement deposits, which have been affected by the low interest rate environment. Individual variable annuities and retail mutual funds showed significant growth over the third quarter of 2011, benefitting from the expansion of the sales organization, attractive product portfolio, and positive equity market performance. Individual variable annuity deposits totaled $1.0 billion in the third quarter of 2012, a 27.9 percent increase over the third quarter of 2011. Premiums, deposits, and other considerations in the third quarter of 2012 declined compared to $5.4 billion in the second quarter of 2012, principally due to lower individual fixed annuity and group retirement deposits. Additionally, deposits for individual variable annuities declined partially due to product changes implemented as a result of AIG Life and Retirement’s disciplined approach to product management.

Assets under management were $275.5 billion at the end of the third quarter of 2012 compared to $250.6 billion at the end of the third quarter of 2011.

In October 2012, AIG Life and Retirement provided approximately $454 million of liquidity in the form of note repayments to AIG.

AIRCRAFT LEASING

International Lease Finance Corporation (ILFC) reported third quarter 2012 operating income of $39 million, compared to an operating loss of $1.3 billion in the third quarter of 2011, which included $1.5 billion of impairment charges and fair value adjustments. ILFC recognized impairment charges of $98 million in the third quarter of 2012.

During the third quarter of 2012, ILFC recorded rental revenues of $1.1 billion, essentially flat compared to the third quarter of 2011. The decline in rental revenues is due to the re-lease of older aircraft at lower rates and the impact of a higher level of aircraft repossessed early, partially offset by a limited number of new aircraft deliveries and revenues from AeroTurbine, which was acquired by ILFC in the fourth quarter of 2011.

ILFC raised approximately $750 million during the third quarter of 2012 for general corporate purposes, including the repayment of existing indebtedness and the purchase of aircraft, through the issuance of 5.875% unsecured notes due 2022. Further, on October 9, 2012, ILFC entered into a $2.3 billion unsecured three-year revolving credit facility with a group of 10 banks and terminated its existing $2.0 billion revolving credit agreement originally scheduled to expire in 2014.

MORTGAGE GUARANTY

United Guaranty Corporation (UGC), AIG’s residential mortgage guaranty operations, reported operating income of $3 million for the third quarter of 2012, compared to an operating loss of $98 million in the third quarter of 2011.

Third quarter 2012 results reflect net favorable reserve development across all lines of business partially offset by continued high levels of new delinquencies in its first-lien business written in 2008 and prior.

Net premiums written were $219 million for the third quarter of 2012, compared to $206 million in the third quarter of 2011. Domestic first-lien new insurance written totaled $10.7 billion for the quarter compared to $5.7 billion for the same period in 2011, driven primarily by increased mortgage originations and higher private mortgage penetration in the third quarter of 2012 over the same quarter in 2011, along with an expanded UGC sales force, new lenders, added distribution channels, and the exit of two competitors in the second half of 2011. Quality remained high, with an average FICO score of 758 and an average loan-to-value of 91 percent on new business.

OTHER OPERATIONS

AIG’s Other Operations reported third quarter 2012 operating income of $844 million, compared to an operating loss of $4.2 billion in the third quarter of 2011, driven primarily by changes in the fair value of AIG’s investments in AIA and Maiden Lane III, which were gains of $857 million in the third quarter of 2012 compared to aggregate losses of $3.2 billion in the corresponding 2011 quarter.

Conference Call

AIG will host a conference call tomorrow, November 2, 2012, at 8:00 a.m. ET to review these results. The call is open to the public and can be accessed via a live listen-only webcast at http://www.aig.com. A replay will be available after the call at the same location.

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Additional supplementary financial data is available in the Investor Information section at www.aig.com.

The conference call (including the conference call presentation material), the earnings release and the financial supplement may include projections, goals, assumptions, and statements that may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These projections, goals, assumptions, and statements are not historical facts but instead represent only AIG’s belief regarding future events, many of which, by their nature, are inherently uncertain and outside AIG’s control. These projections, goals, assumptions, and statements include statements preceded by, followed by or including words such as “believe,” “anticipate,” “expect,” “intend,” “plan,” “view,” “target,” or “estimate.” These projections, goals, assumptions, and statements may address, among other things: the timing of the disposition of the remaining ownership position of the Treasury in AIG; the monetization of AIG’s interests in ILFC; AIG’s exposures to subprime mortgages, monoline insurers, the residential and commercial real estate markets, state and municipal bond issuers, and sovereign bond issuers; AIG’s exposure to European governments and European financial institutions; AIG’s strategy for risk management; AIG’s generation of deployable capital; AIG’s return on equity and earnings per share long-term aspirational goals; AIG’s strategies to grow net investment income, efficiently manage capital and reduce expenses; AIG’s strategies for customer retention, growth, product development, market position, financial results and reserves; and the revenues and combined ratios of AIG’s subsidiaries. It is possible that AIG’s actual results and financial condition will differ, possibly materially, from the results and financial condition indicated in these projections, goals, assumptions, and statements. Factors that could cause AIG’s actual results to differ, possibly materially, from those in the specific projections, goals, assumptions, and statements include: changes in market conditions; the occurrence of catastrophic events, both natural and man-made; significant legal proceedings; the timing and applicable requirements of any new regulatory framework to which AIG is subject as a savings and loan holding company, and if such a determination is made, as a systemically important financial institution; concentrations in AIG’s investment portfolios, including its municipal bond portfolio; actions by credit rating agencies; judgments concerning casualty insurance underwriting and reserves; judgments concerning the recognition of deferred tax assets; judgments concerning deferred policy acquisition costs (DAC) recoverability; judgments concerning the recoverability of aircraft values in ILFC’s fleet; and such other factors as are discussed in Part I, Item 2. Management’s Discussion and Analysis of Financial Condition and Results of Operations (MD&A) and in Part II, Item IA. Risk Factors in AIG’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2012, in Part II, Item 1A. Risk Factors in AIG’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2012, and in Part I, Item 1A. Risk Factors and in Part II, Item 7. MD&A in AIG’s Annual Report on Form 10-K for the year ended December 31, 2011, as amended by Amendment No. 1 and Amendment No. 2 on Forms 10-K/A filed on February 27, 2012 and March 30, 2012, respectively, and Exhibit 99.2, MD&A of AIG’s Current Report on Form 8-K filed on May 4, 2012. AIG is not under any obligation (and expressly disclaims any obligation) to update or alter any projections, goals, assumptions, or other statements, whether written or oral, that may be made from time to time, whether as a result of new information, future events or otherwise.

American International Group, Inc. (AIG) is a leading international insurance organization serving customers in more than 130 countries. AIG companies serve commercial, institutional, and individual customers through one of the most extensive worldwide property-casualty networks of any insurer. In addition, AIG companies are leading providers of life insurance and retirement services in the United States. AIG Common Stock is listed on the New York Stock Exchange and the Tokyo Stock Exchange.

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Comment on Regulation G

Throughout this press release, including the financial highlights, AIG presents its operations in the way it believes will be most meaningful, representative and most transparent. That presentation includes the use of certain non-GAAP financial measures. The reconciliations of such measures to the most comparable GAAP measures in accordance with Regulation G are included within the relevant tables or in the Third Quarter 2012 Financial Supplement available in the Investor Information section of AIG’s website, www.aig.com.

AIG believes that After-tax operating income (loss) permits a better assessment and enhanced understanding of the operating performance of its businesses by highlighting the results from ongoing operations and the underlying profitability of its businesses. After-tax operating income (loss) excludes (income) loss from discontinued operations, net loss on sale of divested businesses, income from divested businesses, legacy FIN 48 items, changes in certain litigation reserves, deferred income tax valuation allowance charges and releases, amortization of the FRBNY prepaid commitment fee asset, changes in fair value of AIG Life and Retirement’s fixed income securities designated to hedge living benefit liabilities, AIG Life and Retirement’s change in benefit reserves and DAC, value of business acquired and sales inducement assets related to net realized capital (gains) losses, net realized capital (gains) losses, and non-qualifying derivative hedging activities, excluding net realized capital (gains) losses. See page 9 for the reconciliation of Net income attributable to AIG to After-tax operating income.

Additionally, in some cases, revenues, net income, operating income and related rates of performance are shown exclusive of the effect of tax benefits not obtained for losses incurred, the recognition of other-than-temporary impairments restructuring-related activities, partnership income, other enhancements to income, credit valuation adjustments, unrealized market valuation gains (losses), the effect of catastrophe-related losses and prior year loss development, change in discount, asbestos losses, returned or additional premiums related to prior year development, foreign exchange rates, and aircraft impairments.

In all such instances, AIG believes that excluding these items permits investors to better assess the operating performance of each of AIG’s underlying businesses by highlighting the results from ongoing operations and the underlying profitability of its businesses. AIG believes that providing information in a non-GAAP manner is more useful to investors and analysts and more meaningful than the GAAP presentation. When such measures are disclosed, reconciliations to the comparable GAAP measure are provided.

Although the investment of premiums to generate investment income (or loss) and realized capital gains or losses is an integral part of both life and general insurance operations, the determination to realize capital gains or losses is independent of the insurance underwriting process. Moreover, under applicable GAAP accounting requirements, losses can be recorded as the result of other-than-temporary declines in value without actual realization. In sum, investment income and realized capital gains or losses for any particular period are not indicative of underlying business performance for such period.

Life and retirement services production (premiums, deposits and other considerations and life insurance continuous pay profit equivalency (CPPE) sales) is a non-GAAP measure which includes life insurance premiums, deposits on annuity contracts and mutual funds. AIG uses this measure because it is a standard measure of performance used in the insurance industry and thus allows for more meaningful comparisons with AIG’s insurance competitors.

In the second quarter of 2012, After-tax operating income excluded certain litigation charges, primarily related to certain existing corporate litigation matters, and certain provisions for uncertain tax positions (under FIN 48) that are not reflective of AIG’s ongoing operating results. During the first quarter of 2012, AIG revised its definition of After-tax operating income (loss) to exclude changes in the fair value of AIG Life and Retirement’s fixed income securities designated to hedge living benefit liabilities and increased benefit reserves related to net realized capital gains (losses). AIG believes that this revised measure of After-tax operating income (loss) permits a better assessment and enhanced understanding of the operating performance of its AIG Life and Retirement business by excluding from operating results the volatility associated with these hedging and capital gains taking activities. AIG believes this revised definition of After-tax operating income (loss) is a better measure of how AIG assesses the operating performance of AIG Life and Retirement’s operations.

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American International Group, Inc.

Financial Highlights*

(in millions, except share data)

	Three Months Ended September 30,			Nine Months Ended September 30,
	2012	2011	% Inc. (Dec.)	2012	2011	% Inc. (Dec.)
AIG Property Casualty Operations:
Net Premiums Written	$8,712	$8,659	0.6%	$26,627	$26,992	(1.4)%

Net Premiums Earned	8,752	9,043	(3.2)	26,260	26,727	(1.7)
Claims and claims adjustment expenses incurred	6,252	6,838	(8.6)	18,240	21,274	(14.3)
Underwriting expenses	2,941	2,737	7.5	8,858	7,947	11.5

Underwriting loss	(441)	(532)	17.1	(838)	(2,494)	66.4
Net Investment Income	1,227	1,024	19.8	3,603	3,345	7.7

Operating Income	786	492	59.8	2,765	851	224.9

Net Realized Capital Gains (a)	161	60	168.3	49	153	(68.0)
Other income (Loss)	2	(1)	—	6	(1)	—

Pre-tax Income	$949	$551	72.2	$2,820	$1,003	181.2

Loss Ratio	71.4	75.6		69.5	79.6
Expense Ratio	33.6	30.3		33.7	29.7

Combined Ratio	105.0	105.9		103.2	109.3

AIG Life and Retirement Operations:
Premiums	$575	$591	(2.7)	$1,802	$1,874	(3.8)
Policy fees	691	658	5.0	2,056	2,024	1.6
Net Investment Income	2,597	2,295	13.2	8,003	7,510	6.6

Total revenues	3,863	3,544	9.0	11,861	11,408	4.0
Benefits and expenses	3,037	3,073	(1.2)	8,791	9,043	(2.8)

Operating Income	826	471	75.4	3,070	2,365	29.8

Changes in fair value of fixed income securities designated to hedge living benefit liabilities, net of interest expense	(3)	—	—	48	—	—
Change in benefit reserves and DAC, VOBA, and SIA related to net realized capital gains (losses)	(604)	(163)	(270.6)	(1,120)	(195)	(474.4)
Net Realized Capital Gains (Losses) (a)	670	38	—	530	(91)	—

Pre-tax Income	889	346	156.9	2,528	2,079	21.6
Aircraft Leasing Operations:
Revenues	1,145	1,118	2.4	3,421	3,374	1.4
Expenses	1,106	2,435	(54.6)	3,175	4,488	(29.3)

Operating Income (Loss)	39	(1,317)	—	246	(1,114)	—

Net Realized Capital Gains (Losses) (a)	1	(12)	—	—	(8)	—

Pre-tax Income (Loss)	40	(1,329)	—	246	(1,122)	—

Other Operations, Operating Income (Loss)	844	(4,242)	—	3,830	(1,991)	—

Other Operations, Pre-tax Income (Loss) before Net Realized Capital Gains (Losses)	844	(4,244)	—	3,108	(5,694)	—
Other Operations, Net Realized Capital Gains (Losses) (a)	47	299	(84.3)	403	(161)	—
Consolidation and Elimination Adjustments (a)	(174)	107	—	(175)	109	—

Income (Loss) from Continuing Operations before Income Tax Expense (Benefit)	2,595	(4,270)	—	8,930	(3,786)	—
Income Tax Expense (Benefit)	735	(665)	—	1,290	(1,187)	—

Income (Loss) from Continuing Operations	1,860	(3,605)	—	7,640	(2,599)	—
Income (Loss) from Discontinued Operations, net of tax	1	(221)	—	9	2,327	(99.6)

Net Income (Loss)	1,861	(3,826)	—	7,649	(272)	—
Less:
Net Income from Continuing Operations Attributable to Noncontrolling Interests:
Noncontrolling Nonvoting, Callable, Junior and Senior Preferred Interests	—	145	—	208	538	(61.3)
Other	5	19	(73.7)	45	28	60.7

Total Net Income from Continuing Operations Attributable to Noncontrolling interests	5	164	(97.0)	253	566	(55.3)
Net Income from Discontinued Operations Attributable to Noncontrolling interests	—	—	—	—	19	—

Total net income attributable to noncontrolling interests	5	164	(97.0)	253	585	(56.8)

Net Income (Loss) Attributable to AIG	1,856	(3,990)	—	7,396	(857)	—

Net Income (Loss) Attributable to AIG Common Shareholders	$1,856	$(3,990)	N/M %	$7,396	$(1,669)	N/M %

Financial Highlights -continued

	Three Months Ended September 30,			Nine Months Ended September 30,
	2012	2011	% Inc. (Dec.)	2012	2011	% Inc. (Dec.)
Net income (loss) attributable to AIG	$1,856	$(3,990)	—%	$7,396	$(857)	—%
Adjustments to arrive at After-tax operating income attributable to AIG (amounts net of tax):
(Income) loss from discontinued operations	(1)	221	—	(9)	(2,308)	99.6
Net loss on sale of divested businesses	—	1	—	2	49	(95.9)
Income from divested businesses	—	—	—	—	(16)	—
Legacy Fin 48 items	12	—	—	343	—	—
Change in litigation reserves	—	—	—	467	—	—
Deferred income tax valuation allowance charge / (release)	(229)	1,162	—	(1,795)	1,103	—
Amortization of FRBNY prepaid commitment fee asset	—	—	—	—	2,358	—
Changes in fair value of AIG Life and Retirement fixed income securities designated to hedge living benefit liabilities	2	—	—	(31)	—	—
Change in benefit reserves and DAC, VOBA and SIA related to net realized capital (gains) losses	393	102	285.3	729	119	— —
Net realized capital (gains) losses	(387)	(430)	10.0	(488)	(40)	—
Non-qualifying derivative hedging activities, excluding net realized capital (gains) losses	(5)	(62)	91.9	(18)	(75)	76.0

After-tax operating income (loss) attributable to AIG	$1,641	$(2,996)	—	$6,596	$333	—

Income (loss) per common share—diluted:
Net income (loss) attributable to AIG common shareholders	$1.13	$(2.10)	—	$4.21	$(0.95)	—

After-tax operating income (loss) attributable to AIG common shareholders	$1.00	$(1.58)	—	$3.75	$0.19	—

Book Value Per Common Share on AIG Shareholders’ Equity (b)				$68.87	$42.60	61.7%
Return on equity—After-tax operating income (c)	7.0%	N/M		9.2%	0.6%	—

Financial Highlights—Notes

*	Including reconciliation in accordance with Regulation G.
(a)	Includes gains (losses) from hedging activities that did not qualify for hedge accounting treatment, including the related foreign exchange gains and losses.
(b)	Represents total AIG shareholders’ equity divided by common shares issued and outstanding.
(c)	Computed using adjusted shareholders’ equity, which excludes Accumulated other comprehensive income.